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                                                                   EXHIBIT 10.50

                 FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         THIS AGREEMENT, is effective as of this __ day of June, 1999, by and between Papken S. Der Torossian (the "Employee") and Silicon Valley Group, Inc., a Delaware corporation (the "Corporation").

         It is the intent of the parties that this Agreement shall supersede and replace that certain Employment Agreement by and between the parties dated as of August 1, 1994.

         In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Corporation, the parties agree as follows:

         1. Duties and Scope of Employment.

            (a) Position. The Corporation agrees to employ the Employee for the term of his employment under this Agreement in the position of Chief Executive Officer, as such position was defined in terms of responsibilities and compensation as of the effective date of this Agreement.

            (b) Obligations. During the term of his employment under this Agreement, the Employee shall devote his full business efforts and time to the Corporation and its subsidiaries. The foregoing, however, shall not preclude the Employee from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of other entities, as long as such activities and service do not interfere or conflict with his responsibilities to the Corporation.

         2. Base Compensation. During the term of his employment under this Agreement, the Corporation agrees to pay the Employee as compensation for his services a base salary at the annual rate of $600,000, or at such higher rate as the Corporation's Board of Directors may determine from time to time, along with such performance bonus amounts and car allowances, if any, as the Board shall authorize, in its discretion, from time to time. Such salary shall be payable in approximately equal bi-weekly installments. (The annual compensation specified in this Section 2, together with any increases in such compensation that the Board of Directors may grant from time to time, is referred to in this Agreement as "Base Compensation.")


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         3. Employee Benefits.

            (a) General. During the term of his employment under this Agreement, the Employee shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by the Corporation, including (without limitation) pension plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess-benefit plans, stock option, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

            (b) Stock Options. The Corporation has granted to the Employee options to purchase certain shares of the Common Stock of the Corporation. The terms of the options shall be governed by the Corporation's Stock Option Agreement attached hereto as Exhibit A.

         4. Business Expenses and Travel. During the term of his employment under this Agreement, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Corporation shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Corporation's generally applicable policies.

         5. Term of Employment.

            (a) Basic Rule. The Corporation agrees to continue the Employee's employment, and the Employee agrees to remain in employment with the Corporation, from the effective date of this Agreement until the date when the Employee's employment terminates pursuant to the provisions of this Agreement.

            (b) Termination by the Corporation. The Corporation may terminate Employee's employment at any time, for any reason whatsoever, by giving the Employee thirty (30) days' advance notice in writing.


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                (i) Termination Without Cause. If the Corporation terminates
Employee's employment without Cause, the provisions of Section 6(a) shall apply.

                (ii) Termination Upon Disability. If the Corporation terminates the Employee's employment for Disability, the provisions of Section 6(a) shall apply. For all purposes under this Agreement, "Disability" shall mean that the Employee, at the time notice is given, has been unable to perform his duties under this Agreement for a period of not less than six consecutive months as the result of his incapacity due to physical or mental illness. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment under this subsection (ii) becomes effective, the notice of termination shall automatically be deemed to have been revoked.

                (iii) Termination Within Twelve (12) Months of a Change in Control. If the Corporation terminates Employee's employment within twelve (12) months after a Change in Control, whether such termination is with or without Cause, is due to Employee's death or Disability, or constitutes a Constructive Termination (as defined in Section 5(c) below), the provisions of Sections 6(a) and 6(b) shall apply. For all purposes under this Agreement, "Change in Control" shall mean the occurrence of any of the following events:

                      (x) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Corporation representing fifty percent (50%) or more of the total voting power represented by the Corporation's then outstanding voting securities except pursuant to a negotiated agreement with the Corporation and pursuant to which such securities are purchased from the Corporation; or

                      (y) A change in the composition of the Board of Directors of the Corporation, as a result of which fewer than a majority of the incumbent directors are directors who either (A) had been directors of the Corporation thirty-six (36) months prior to such change or (B) were elected, or nominated for election, to the Board of Directors of the Corporation with the affirmative votes of at least a majority of the directors who had been directors of the Corporation



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thirty-six (36) months prior to such change and who were still in office at the time of the election or nomination; or

                      (z) The shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets.

         Any other provision of this Section notwithstanding, the term "Change in Control" shall not include either of the following events undertaken at the election of the Corporation:

                      (1) Any transaction, the sole purpose of which is to change the state of the Corporation's incorporation;

                      (2) A transaction, the result of which is to sell all or substantially all of the assets of the Corporation to another corporation (the "surviving corporation"); provided that the surviving corporation is owned directly or indirectly by the shareholders of the Corporation immediately following such transaction in substantially the same proportions as their ownership of the Corporation's common stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.

                (iv) Death. Upon the event of the Employee's death, Employee's employment with the Corporation shall be considered automatically terminated and the provisions of Section 6(a) shall apply.

                (v) Termination for Cause. Except as set forth in Section 5(b)(iii), if the Corporation terminates Employee's employment for Cause, the provisions of Section 6(c) shall apply. For all purposes under this Agreement, "Cause" shall mean (i) a willful failure by the



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Employee to substantially perform his duties hereunder (other than a failure resulting from the Employee's complete or partial incapacity due to physical or mental illness or impairment) after there has been delivered to Employee a written demand for performance from the Company which describes the basis for the Company's belief that Employee has not substantially performed his duties and sets forth specific performance goals to cure such defaults; provided that upon any determination by the Company that Employee has willfully failed to perform his duties, Employee shall have 120 days in which to cure such willful failure to perform his duties, (ii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Corporation, (iii) a willful breach by the Employee of a material provision of this Agreement, or
(iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Corporation. No act, or failure to act, by the Employee shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Corporation's best interest.

            (c) Voluntary Termination by the Employee. The Employee may terminate his employment by giving the Corporation thirty (30) days' advance notice in writing. If the Employee terminates his employment under the preceding sentence other than as a result of a Constructive Termination, the provisions of
Section 6(d) shall apply. If the Employee terminates his employment pursuant to this Section 5(c) as a result of a Constructive Termination, the provisions of
Section 6(a) shall apply. For all purposes under this Agreement, "Constructive Termination" shall mean any of the following: a material reduction in salary or benefits, a material change in responsibilities, or a requirement to relocate, except for office relocations that would not increase the Employee's one-way commute distance by more than forty (40) miles.

            (d) Waiver of Notice. Any waiver of notice shall be valid only if it is made in writing and expressly refers to the applicable notice requirement in this Section 5.

         6. Payments Upon Termination of Employment.

            (a) Payments Upon Termination Pursuant to Section 5(b)(i)-(iv) and Constructive Termination. If, during the term of this Agreement, the Employee's employment is terminated pursuant to any of the reasons set forth in Section 5(b)(i)-(iv) or voluntarily by Employee under



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Section 5(c) as a result of a Constructive Termination, the Employee shall be entitled, upon the execution of the Agreement and Release attached hereto as Exhibit A, to receive a severance payment from the Corporation (the "Severance Payment") in an amount equal to the following:

                (i) an amount equal to three hundred percent (300%) of the Employee's Base Compensation in effect on the date of employment termination; plus

                (ii) the greater of (x) an amount equal to three hundred percent (300%) of the aggregate bonus and car allowance, if any, payable to the employee for the immediately preceding 12-month period, and (y) an amount equal to three hundred percent (300%) of the target aggregate bonus and car allowance, if any, paid to the employee for the immediately preceding fiscal year.

         The Severance Payment shall be made in a lump sum within thirty (30) days following the date of the employment termination. The Severance Payment shall be in lieu of any further payments to the Employee under Section 2 and any further accrual of benefits under Section 3 with respect to periods subsequent to the date of the employment termination. Notwithstanding the preceding sentence, the Severance Payment shall not reduce or offset any benefits the Employee may be entitled to under the specific terms of the benefit plans of the Corporation, including but not limited to payments of premiums on a life insurance policy for which the Employee or any designee of the Employee is the beneficiary.

         The Employee shall not be required to mitigate the amount of any payment contemplated by this Section 6(a) (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

                (iii) Employee shall also be entitled to thirty-six (36) months from the date of the employment termination to exercise any vested stock options he may have at the time of his employment termination notwithstanding anything to the contrary in the applicable Stock Option Agreement between Employee and the Company.

            (b) Option Acceleration Upon Termination on Change in Control. If, during the term of this Agreement, the Employee's employment is terminated pursuant to the reasons set forth



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in Section 5(b)(iii), then the unvested portion of any stock option held by the
Employee under the Company's stock option plans shall automatically be fully vested and exercisable as of the date of employment termination and the Employee or the Employee's representative, as the case may be, shall have the right to exercise all or any portion of such stock option, in addition to any portion of the option vested and exercisable prior to such termination. If a termination of Employee's employment results in acceleration of vesting of any option, the Employee shall have thirty-six (36) months following the date of employment termination to exercise such option, notwithstanding any contrary provision of the option agreement.

            (c) Termination For Cause. If the Employee's employment is terminated for Cause pursuant to Section 5(b)(v), except as otherwise set forth in Section 5(b)(iii), no compensation or payments will be paid or provided to the Employee for the periods following the date when such a termination of employment is effective. Notwithstanding the preceding sentence, nothing herein shall be interpreted to reduce or offset any benefits the Employee may be entitled to under the terms of the benefit plans of the Corporation.

            (d) Payments Upon Voluntary Termination. In the event that, during the term of this Agreement, the Employee's employment is terminated pursuant to
Section 5(c) other than as a result of a Constructive Termination, no compensation or payments will be paid or provided to the Employee for the periods following the date when such a termination of employment is effective. Notwithstanding the preceding sentence, nothing herein shall be interpreted to reduce or offset any benefits the Employee may be entitled to under the terms of the benefit plans of the Corporation.

            (e) Limitation on Payments.

                (i) In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this Section would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive's severance benefits under Section 6 shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the



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applicable federal, state and local income taxes and the excise tax imposed by
Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

                (ii) If a reduction in the payments and benefits that would otherwise be paid or provided to the Executive under the terms of this Agreement is necessary to comply with the provisions of Section 6(e)(i), the Executive shall be entitled to select which payments or benefits will be reduced and the manner and method of any such reduction of such payments or benefits (including but not limited to the number of options that would vest under Section 6(b) subject to reasonable limitations (including, for example, express provisions under the Company's benefit plans) (so long as the requirements of Section 6(e)(i) are met). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Section 6(e)(iii), the Executive shall notify the Company in writing regarding which payments or benefits are to be reduced. If no notification is given by the Executive, the Company will determine which amounts to reduce. If, as a result of any reduction required by Section 6(e)(i), amounts previously paid to the Executive exceed the amount to which the Executive is entitled, the Executive will promptly return the excess amount to the Company.

                (iii) Unless the Company and the Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.



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         7. Successors.

            (a) Corporation's Successors. Any successor to the Corporation (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Corporation's business and/or assets shall assume this Agreement and agree expressly to perform this Agreement in the same manner and to the same extent as the Corporation would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Corporation" shall include any successor to the Corporation's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by this Agreement by operation of law.

            (b) Employee's Successors. This Agreement and all rights of the Employee hereunder shall continue to benefit, and be enforceable by, the Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         8. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Corporation in writing. In the case of the Corporation, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

         9. Termination of Agreement. This Agreement shall terminate upon the earlier of (i) the date that all obligations of the parties hereunder have been satisfied or (ii) August 1, 2004. A termination of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of this Agreement.

        10. Miscellaneous Provisions.

            (a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the



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Employee and by an authorized officer of the Corporation (other than the
Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

            (b) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to employment matters.

            (c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

            (d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

            (e) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Jose, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Punitive damages shall not be awarded.

            (f) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor's process, and any action in violation of this subsection (f) shall be void.

            (g) Employment At Will; Limitation of Remedies. The Corporation and the Employee acknowledge that the Employee's employment is at will, as defined under applicable law. If the Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.



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            (h) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

            (i) Assignment of Agreement by Corporation. The Corporation may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Corporation or to the Corporation. In the case of any such assignment, the term "Corporation" when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

            (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Corporation by its duly authorized officer, as of the day and year first above written.

                                          SILICON VALLEY GROUP, INC.


                                          By:
                                             -----------------------------------

                                          Title:
                                                --------------------------------


                                          --------------------------------------
                                          PAPKEN S. DER TOROSSIAN



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